Exhibit 10.39

RETENTION AGREEMENT

This is a Retention Agreement (the “Agreement”) entered into between Industrial Services of America, Inc. (“ISA”) and Todd L. Phillips (“Phillips”) effective as of March 25, 2016.

Recital

ISA wishes to avoid the serious disruption to the business that would occur if Phillips terminated his employment with ISA to pursue other opportunities, by providing a strong incentive to Phillips to remain employed with ISA. Under this Agreement, Phillips will receive retention bonus payments for a period of two years as an inducement to continue employment with ISA.

Agreement
1.    Amount and Timing of Retention Payments.

(a)ISA will pay Phillips two retention payments, subject to his continued employment by ISA on each payment date (collectively, the “Retention Bonus”). The first payment of one hundred thousand dollars ($100,000) (the “First Payment”) will be made if Phillips is employed with ISA through December 31, 2016. The First Payment will be made on the first payroll period after December 31, 2016, but no later than January 12, 2017. The second payment of one hundred twenty-five thousand dollars ($125,000) (the “Second Payment”) will be made if Phillips is employed with ISA through December 31, 2017. The Second Payment will be made on the first payroll period after December 31, 2017, but no later than January 11, 2018.

(b)Each retention payment under paragraph 1(a) above is conditioned on Phillips’ continued employment with ISA until, in the case of the First Payment, December 31, 2016 and, in the case of the Second Payment, December 31, 2017. Except as set forth in paragraph 1(c) or 1(d) below, if Phillips’ employment with ISA terminates (including by Phillips’ resignation), Phillips will not be entitled to any retention payments scheduled to be earned after the last day Phillips is an employee of ISA.

(c)If Phillips’ employment is terminated by ISA without Cause or if Phillips resigns for Good Reason on or before December 31, 2016, ISA will pay Phillips an amount equal to the product of (i) $100,000 times (ii) the quotient of the number of full months employed in 2016 divided by 12. ISA will pay Phillips the amount due in equal installments over the 12 months following such termination without Cause but no later than March 14, 2017, with each installment on ISA’s regular payroll schedule and the last installment on or before March 14, 2017 containing the full amount remaining to be paid; provided, however, that payments will cease or not be made, as applicable, if Phillips violates any restrictive covenants in Sections 8 through 11 of the Executive Employment Agreement dated December 31, 2014, between Phillips and ISA (the “Employment Agreement”). Installment payments of the retention pay will be treated as a series of separate payments. For purposes of this Agreement, Cause and Good Reason shall have the meaning set forth in the Executive Employment Agreement.

(d)If Phillips’ employment is terminated by ISA without Cause or if Phillips resigns for Good Reason after December 31, 2016, but on or before December 31, 2017, ISA will pay Phillips an amount equal to the product of (i) $125,000 times (ii) the quotient of the number of full months employed in 2017 divided by 12. ISA will pay Phillips the amount due in equal installments over the 12 months following such termination without Cause but no later than March 14, 2018, with each installment on ISA’s regular payroll schedule and the last installment on or before March 14, 2018 containing the full amount remaining to be paid; provided, however, that payments will cease or not be made, as applicable, if Phillips violates any restrictive covenants in Sections 8 through 11 of the Executive Employment Agreement. Installment payments of the retention pay will be treated as a series of separate payments.

2.    Tax Withholding. ISA will withhold all applicable taxes and amounts from payments under this Agreement as required by law.

3.    No Change in Employment Terms. This Agreement supplements the Executive Employment Agreement, and is subject to the terms of that agreement, including ISA's right to terminate Phillips’ employment at any time (subject to any severance obligations under that Executive Employment Agreement).

4.    Exemptions and Compliance Under Code Section 409A. The Retention Bonus under this Agreement is exempt from Code §409A deferred compensation requirements as a short term deferral. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent. However, ISA makes no commitment regarding tax treatment of obligations hereunder.

5.    Entire Agreement. ISA has made no promises to Phillips with respect to the subject matter hereof other than those set forth in this Agreement.

ISA, by its duly authorized representative, and Phillips, have caused this Agreement to be signed on the dates set forth below.

Industrial Services of America, Inc.

By:    /s/ Sean Garber
    Sean Garber

Title:     President

Date:     March 25, 2016

/s/ Todd Phillips
Todd Phillips, Chief Financial Officer

Date:     March 25, 2016

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